Exhibit 99.1

     Intermec Announces Fourth Quarter and Full Year 2005 Results

    EVERETT, Wash.--(BUSINESS WIRE)--Feb. 8, 2006--Intermec, Inc.
(NYSE:IN):

    --  Q4 and FY 2005 Revenues of $241.7M and $875.5M, from
        Continuing Operations

    --  Q4 and FY 2005 Diluted EPS of $0.19 and $0.64, from Continuing
        Operations

    -- Cash and Cash Equivalents increase $77M during the quarter to a year end balance of $257M

    -- Company Completes its Strategic Divestitures with Sale of the Landis Grinding Systems Business

    Intermec, Inc. (NYSE:IN) today announced financial results for its fourth quarter and fiscal year which ended December 31, 2005.
    Intermec reported 2005 fourth quarter revenues of $241.7 million and earnings from continuing operations of $12.1 million, or $0.19 per diluted share, compared to 2004 fourth quarter revenues of $236.9 million and earnings from continuing operations of $26.4 million, or $0.42 per diluted share. The effective tax rate for the fourth quarter of 2005 was 25 percent. In the fourth quarter of 2004, the Company had recorded a tax benefit from continuing operations of $9.0 million primarily reflecting the recognition of earned tax credits and the benefit of net operating losses resulting from foreign legal entity restructuring. Including discontinued operations, net earnings for the fourth quarter of 2005 were $44.5 million or $0.69 per diluted share compared to net loss of ($71.2) million or ($1.14) per diluted share in the prior years fourth quarter.
    Fourth quarter 2005 gross margin was 40.5 percent, compared to the fourth quarter of 2004 of 41.6 percent and compared to the sequential third quarter 2005 of 39.9 percent. This amount was below the company's expectation of 42 percent, primarily due to a higher customer mix of lower margin enterprise accounts during the quarter.
    Fiscal year 2005 revenues were $875.5 million and earnings from continuing operations were $40.6 million, or $0.64 per diluted share, compared to 2004 revenues of $811.3 million and earnings from continuing operations of $52.2 million, or $0.84 per diluted share. Revenues and earnings from continuing operations before income taxes for fiscal year 2004 included a settlement for an intellectual property (IP) dispute regarding its smart battery patents in the amount of $19.7 million and $15.6 million, respectively. Including discontinued operations, net earnings for fiscal year 2005 were $64.7 million or $1.02 per diluted share compared to net loss of ($49.1) million or ($0.79) per diluted share in the prior fiscal year.
    The Company's cash and cash equivalent position at the end of the fourth quarter was $256.8 million, an increase of $77.2 million during the fourth quarter. The increase in cash primarily reflects the sales of its Landis Grinding Systems business, cash flows from operating activities and the sale of certain assets held for sale. The Company's net cash, defined as cash and cash equivalents less total debt, increased to a record $156.8 million.
    Geographically during the fourth quarter, North American revenues increased 8 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) decreased 13 percent; and the rest of the world, consisting of Asia Pacific and Latin America, increased 7 percent.
    During the fourth quarter, Systems and Solutions revenue decreased 2 percent and Printer and Media revenues increased 7 percent over the comparable prior-year period. Service revenue increased 15 percent over the comparable prior-year period.
    Geographically for fiscal year 2005, North American revenues increased 14 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 3 percent; and the rest of the world, consisting of Asia Pacific and Latin America, increased 12 percent.
    For the full fiscal year 2005, Systems and Solutions revenue increased 9 percent and Printer and Media revenues increased 13 percent over the comparable prior-year period. Service revenue increased 13 percent over the comparable prior-year period.

    About Intermec Inc.

    Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit of its business segments, reduce expenses, improve efficiency, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.
    Intermec will hold a conference call on February 8, 2006 at 5 p.m. Eastern (2 p.m. Pacific) to review financial results from its fourth fiscal quarter and fiscal year 2005. The call will be hosted by Intermec, Inc. Chairman and Chief Executive Officer, Larry D. Brady, President and COO, Steven J. Winter, Controller and Acting Chief Financial Officer, Rick B. Anderson and Director of Investor Relations, Kevin P. McCarty. The dial-in number for participants is 1-800-988-9454 (US); 1-312-470-7109 (International) (Pass code is
"Intermec").
    The call will be broadcast on the Internet via a link from the investor's Web page at the Intermec website at www.intermec.com/InvestorRelations


                            INTERMEC, INC.
     (Unaudited, amounts in thousands, except per share amounts)

                              Three Months Ended  Twelve Months Ended
                              ------------------- --------------------
                               Dec. 31,  Dec. 31, Dec. 31,   Dec. 31,
                                 2005      2004      2005       2004
                               --------  --------  --------  ---------
         CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Revenues:
  Product                     $198,369  $199,216  $720,959  $ 674,517
  Service                       43,345    37,703   154,523    136,800
                               --------  --------  --------  ---------
     Total Revenues            241,714   236,919   875,482    811,317
Costs and Expenses:
  Cost of product revenues     118,952   115,790   420,707    384,609
  Cost of service revenues      24,846    22,467    91,899     80,821
  Selling, general and
   administrative               82,141    77,515   304,995    281,174
                               --------  --------  --------  ---------
    Total Costs and Expenses   225,939   215,772   817,601    746,604
                               --------  --------  --------  ---------
Operating Profit From
 Continuing Operations          15,775    21,147    57,881     64,713
  Interest, net                   (115)   (2,918)   (4,026)   (12,361)
  Foreign currency exchange,
   net                             507      (763)      670     (1,675)
                               --------  --------  --------  ---------
Earnings from Continuing
 Operations before Income
 Taxes                          16,167    17,466    54,525     50,677
  Provision (Benefit) for
   income taxes                  4,057    (8,980)   13,880     (1,504)
                               --------  --------  --------  ---------
Earnings from Continuing
 Operations                     12,110    26,446    40,645     52,181
  Earnings (Loss) from
   discontinued operations,
   net of tax                   32,430   (97,663)   24,014   (101,310)
                               --------  --------  --------  ---------
Net Earnings (Loss)           $ 44,540  $(71,217) $ 64,659  $ (49,129)
                               ========  ========  ========  =========
Basic Earnings (Loss) per
 Share
  Continuing operations       $   0.19  $   0.44  $   0.66  $    0.86
  Discontinued operations         0.52     (1.61)     0.39      (1.67)
                               --------  --------  --------  ---------
    Net earnings (Loss) per
     share                    $   0.71  $  (1.17) $   1.05  $   (0.81)
                               ========  ========  ========  =========
Diluted Earnings (Loss) per
 Share
  Continuing operations       $   0.19  $   0.42  $   0.64  $    0.84
  Discontinued operations         0.50     (1.56)     0.38      (1.63)
                               --------  --------  --------  ---------
    Net earnings (Loss) per
     share                    $   0.69  $  (1.14) $   1.02  $   (0.79)
                               ========  ========  ========  =========
Shares Used in Computing
 Earnings (Loss) per Share
  Basic                         62,629    60,780    61,785     60,502
  Diluted                       64,204    62,374    63,350     62,154


                            INTERMEC, INC.
              CONSOLIDATED BALANCE SHEETS (Preliminary)
                  (Unaudited, amounts in thousands)

                                                 Dec. 31,   Dec. 31,
                                                   2005       2004
                                                 ---------  ----------
Assets

Current Assets:
  Cash and cash equivalents                     $ 256,782  $  217,899
  Restricted cash                                       -      50,000
  Accounts receivable, net                        185,916     157,833
  Inventories                                      81,706      80,854
  Net deferred tax assets                         100,656      81,769
  Assets held for sale                              8,517      19,748
  Current assets of discontinued operations             -     211,116
  Other current assets                             23,775       8,831
                                                 ---------  ----------
    Total Current Assets                          657,352     828,050

Property, Plant and Equipment, Net                 30,820      30,375

Other Intangibles, Net                              6,871       4,072

Net Deferred Tax Assets                           137,437     134,978

Long Term Assets of Discontinued Operations             -      21,238

Other Assets                                       69,090      53,964
                                                 ---------  ----------
Total Assets                                    $ 901,570  $1,072,677
                                                 =========  ==========
Liabilities and Shareholders' Investment

Current Liabilities:
  Accounts payable and accrued expenses         $ 185,913  $  160,001
  Payroll and related expenses                     31,011      30,077
  Current portion of long-term debt                     -     108,500
  Current liabilities of discontinued
   operations                                           -     130,257
                                                 ---------  ----------
    Total Current Liabilities                     216,924     428,835

Long-term Debt                                    100,000     100,000

Other Long-term Liabilities                       108,806      86,220

Long-term Liabilities of Discontinued
 Operations                                             -      46,388

Shareholders' Investment:
  Common stock                                        628         611
  Additional paid-in capital                      736,223     703,416
  Accumulated deficit                            (242,036)   (306,695)
  Accumulated other comprehensive income (loss)   (18,975)     13,902
                                                 ---------  ----------
    Total Shareholders' Investment                475,840     411,234
                                                 ---------  ----------
Total Liabilities and Shareholders' Investment  $ 901,570  $1,072,677
                                                 =========  ==========




    CONTACT: Intermec, Inc.
             Kevin P. McCarty, 425-265-2472
             kevin.mccarty@intermec.com